Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES SHARE REPURCHASE

– Announces Repurchase of $6.1 Million of Common Stock in Privately-Negotiated Transaction –

Columbus, Ohio, March 16, 2015. Installed Building Products, Inc. (the “Company”) (NYSE: IBP), an industry-leading installer of insulation and other complementary building products, announced today it has agreed to repurchase 315,000 shares of its common stock for an aggregate purchase price of $6.1 million from Installed Building Systems, Inc. (“IBS”), an Edwards family entity in which Jeff Edwards, our Chief Executive Officer, has beneficial ownership. The transaction was initiated by the Edwards family and represents approximately 1% of the Company’s outstanding shares. The other family members who are shareholders of IBS are not involved in the operations of IBP. Upon completion of the repurchase, Jeff Edwards’ beneficial ownership will be approximately 27% of the Company’s outstanding shares.

The price per share for the repurchase equals $19.23, which was the last reported sales price of the Company’s common stock on March 13, 2015, less a discount of 7.5%. The repurchase was effected in a privately-negotiated transaction and will be funded from the Company’s available capital.

“The share repurchase demonstrates our board’s confidence in IBP’s strategy and long-term prospects, and illustrates our ongoing commitment to generating value for shareholders,” stated Michael Miller, the Company’s Chief Financial Officer. “Our solid balance sheet gives us the ability to complete the share repurchase while maintaining financial flexibility to continue capitalizing on attractive opportunities to grow our business.”

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its diverse portfolio of services for new and existing single-family and multifamily residential, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the share repurchase and our views of the benefits of the share repurchase for the Company and its shareholders. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net